Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-133210 of The Immune Response Corporation of our report dated March 17, 2006, relating to the financial statements for the years ended December 31, 2005 and 2004, appearing in the Prospectus which is a part of this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the heading “Experts” in the Prospectus which is a part of this Registration Statement.
/s/ Levitz, Zacks & Ciceric
San Diego, California
June 8, 2006